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EXHIBIT 10.9

Central Pacific Financial Corp.
2004 Annual Executive Incentive Plan

Purpose:

        The purpose of this plan is to reinforce the mission and corporate goals of Central Pacific Financial Corp. and its subsidiaries. The plan is designed to help the Company attract, retain and motivate a talented executive team. This team's performance, both as a team and as individuals, contributes directly to serving the Company's customers and communities, sustaining the Company's strong financial performance, and adding value for the shareholders.

Definitions:

        The following terms will have the indicated meanings throughout this document. Whenever appropriate, words used in the singular may include the plural and vice-versa.

        "Base Salary" means the annual base salary (excluding, for the avoidance of doubt, any bonus, commission payments or other extra cash compensation on an annualized basis) paid to the Participant on the last day of the Plan Year. For example, a Participant who is paid a monthly salary of $10,000 as of the last day of the Plan Year will have an annualized base salary of $120,000 for purposes of calculating any annual incentive payment under the Plan.

        "Board" means the Board of Directors of Central Pacific Financial Corp.

        "CEO" means the Chief Executive Officer of Central Pacific Financial Corp.

        "Company" means Central Pacific Financial Corp. and its subsidiaries.

        "Committee" means the Compensation Committee of the Board. However, if a member of the Compensation Committee is not an "outside director" within the meaning of Section 162(m) of the Code or is not a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act, the Compensation Committee may from time to time delegate some or all of its functions under the Plan to a committee or subcommittee composed of members that meet the relevant requirements. The term "Committee" includes any such committee or subcommittee, to the extent of the Compensation Committee's delegation.

        "Covered Employee" means a Participant who is a "covered employee" as defined in Section 162(m) of the Internal Revenue Code and the regulations promulgated under Section 162(m) of the Internal Revenue Code, or any successor statute.

        "Participant" means the individual in a given position who is selected to participate in this Plan in accordance with the terms of the Plan.

        "Plan" means this 2004 Annual Executive Incentive Plan.

        "Plan Year" means Central Pacific Financial Corp.'s fiscal year, unless otherwise determined by the Committee or the Board.

Administration:

        The Plan will be administered by the Committee. The Committee may, in its sole discretion, delegate certain aspects of recordkeeping and administration to specified individuals.

        The Committee is given full authority to develop such rules, regulations, procedures and communications as it deems necessary or advisable to administer the Plan and interpret its provisions. Any determination, decision, interpretation or other action of the Committee, after ratification by the Board, will be considered final and binding upon all Participants and any person claiming entitlement to an award under the Plan.

Participation:

        In order to be considered for participation in the Plan, an employee of the Company must have been placed on full-time active status with the corporate title of Executive Vice President or above, no later than January 1st of the Plan Year. For each Plan Year, the CEO will recommend to the Committee the employees (by name and/or by class) who should participate in the Plan for that Plan Year and the Committee will approve the CEO's recommended list of the Participants (with such modifications as it determines) within the first 90 days of the Plan Year.

        The selected Participants will be notified in writing by April 30th of the Plan Year. This communication will notify Participants of their participation and the target percentages of their incentive.

        A Participant must receive at least a "Meets Expectations" performance appraisal rating during the Plan Year in order to receive any payment under the Plan. Any exceptions from this provision must be recommended by the CEO and approved by the Committee.

        Participants in this Plan are ineligible for participation in any other Company annual incentive cash bonus programs for the applicable Plan Year.

Performance Period:

        Unless otherwise determined by the Committee the term over which performance shall be evaluated shall be the Plan Year.

Actual Awards:

        Actual awards will be calculated according to the following performance measures: (a) corporate performance objectives, and (b) individual unit/production objectives. The weight each measure is accorded for the applicable Participant is set forth on the table below.

        Corporate Performance Objectives.    Corporate performance will be measured by one or more of the following targets selected by the Committee:

  •
  Earnings per share (actual or targeted growth);

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  Net income after capital costs;

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  Net income (before or after taxes);

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  Return measures (including, but not limited to, return on assets, risk-adjusted return on capital, or return on equity);

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  Efficiency ratio;

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  Full-time equivalency control;

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  Stock price (including, but not limited to, growth measures and total shareholder return);

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  Non-interest income compared to net interest income ratio;

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  Expense targets;

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  Margins;

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  Operating efficiency;

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  EVA®;

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  Credit quality measures;

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  Customer satisfaction;

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  Loan growth;

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  Deposit growth;

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  Net interest margin;

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  Fee income;

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  Operating expense; and

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  Credit quality.

        The target performance objectives will be established in writing by the Committee within the first 90 days of the Plan Year.

        Individual Unit/Production Performance Objectives.    The individual unit/production performance will be measured by one or more of the following targets selected by the Committee: cost per dollar loan growth; cost per dollar deposit growth; revenue per personnel; operating expense to group budget and service levels (group); and personal performance.

        The target performance objectives (if applicable) will be established by the Committee within the first 90 days of the Plan Year.

        Target Bonus and Maximum Bonus.    Within the first 90 days of the Plan Year, the Committee will establish for each Participant a target bonus and a maximum bonus for the Plan Year, each as expressed as a percentage of the Participant's Base Salary. In all cases, the maximum bonus established by the Committee for any participant shall be less than or equal to the maximum bonus specified in the table below, but there shall not be any expectation or requirement that the maximum bonus established by the Committee will be the full amount of the maximum bonus specified in the table.

        Participant Payout.    Each Participant's actual award will be based upon the extent to which the applicable performance measures, as outlined in the table below, are achieved (i.e., if 80% of the Participant's target measures are achieved, the Participant will receive 80% of the Participant's target bonus), subject to the Participant's achieved performance exceeding any minimum threshold established by the Committee. In no case will the actual award amount payable under the Plan to any Participant exceed the maximum bonus established for the Participant by the Committee (in accordance with the table below). The Committee has no discretion to increase any award amount payable under the Plan but may reduce or eliminate the amount payable under any award in its discretion (for any reason or no reason). Payment of any award amounts will be made after audited financial statements are made available, but no later than April 1 of the year following the Plan Year.

Performance Measure Weighting and Maximum Bonus

	Groups
Measures
	CEO	President	EVP
Corporate Performance Weighting	100%	100%	60%
Individual Unit/Production Objectives (KPI) Weighting	0%	0%	40%
Total	100%	100%	100%
Maximum Bonus as a % of Base Salary	100%	100%	100%

Termination of Employment:

        The Participant must remain actively employed by the Company on the last day of the designated Plan Year to be considered eligible for any potential payment under this Plan and must remain actively employed by the Company on the date the award is paid. Any exceptions to this provision must be approved by the Committee, in its sole discretion.

Non-Transferability of Award:

        An award, or potential award, granted under this Plan shall not be assignable or transferable by the Participant other than by will or the laws of descent and distribution.

No Right to Employment:

        This Plan does not constitute a contract between the Company and its employees. Neither establishing this Plan nor taking any action as a result of the Plan shall be construed as giving any employee the right to be retained by the Company for any period of time, or to be employed in any particular position, at any particular rate of pay, or to provide any other job-related benefits.

Plan is Unfunded:

        All payments to be made under the Plan shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts.

Amendment or Termination of Plan:

        The Committee, with ratification from the Board, may from time to time or at any time amend or terminate the Plan without notice to Participants.

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Central Pacific Financial Corp. 2004 Annual Executive Incentive Plan